UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2005

GTC BIOTHERAPEUTICS, INC.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-21794	04-3186494
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 CROSSING BOULEVARD

FRAMINGHAM, MASSACHUSETTS 01702

(Address of Principal Executive Offices) (Zip Code)

(508) 620-9700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2005, we entered into a collaboration agreement with LEO Pharma A/S, a Danish-based pharmaceutical company, for the commercialization of ATryn®, our recombinant form of human antithrombin, in Europe, the Middle East and Canada. The agreement includes an up front payment of $2 million, which was paid on signing, with an additional $3 million due upon approval of the product for the hereditary antithrombin deficiency indication in the European Union. Further milestones totaling $68 million would be payable to us in future years based upon the achievement of successful clinical development in an acquired antithrombin deficiency indication as well as for achievement of specified sales milestones and certain regulatory approvals in LEO’s territory. Under the agreement, we will receive a royalty on LEO’s net sales of ATryn® plus a transfer price for product sold to LEO. LEO will fund the phase II and phase III clinical program in its territory for the selected acquired deficiency indication. We will have unrestricted access to all phase II data for use outside LEO’s territory. Should we choose to exercise our option to share in supporting the clinical cost of a phase III acquired deficiency study, we would also have unrestricted access to that data for any filings in our territories.

The foregoing is a summary of the material terms and conditions of the collaboration agreement and does not purport to be complete.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTC BIOTHERAPEUTICS, INC.

Dated: November 4, 2005

By: /s/ John B. Green

        John B. Green

        Senior Vice President and

        Chief Financial Officer

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